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                                                                    EXHIBIT 10.7

                              VIRTGAME.COM CORP.
                             Employment Agreement

     This Employment Agreement ("Agreement") is made and entered into this 2nd day of November, 1999 by and between Virtgame.com, Corp., a Delaware corporation (the "Company"), and Joseph R. Paravia ("Executive").

     A. Executive has the experience to provide services to the Company of an extraordinary character which gives such services a unique value.

     B. The Company desires to retain the services of Executive, and Executive desires to be employed by the Company for the term of this Agreement.

     The Company and Executive, intending to be legally bound, hereby agree as follows:

     1.   Employment.  The Company hereby employs Executive as the Chief
          ----------
Executive Officer of the Company. For the term of Executive's employment, and upon the other conditions set forth in this Agreement, Executive accepts such employment and agrees to perform services for the Company, subject always to such resolutions as are established from time to time by the Board of Directors of the Company.

     2.   Term.  The term of Executive's employment hereunder shall commence
          ----
on the execution date of this Agreement and continue through July 31, 2002 subject to the termination provisions contained herein. The Agreement may be terminated by the Company only for cause as set forth below, and shall not constitute "at will" employment.

     3.   Position and Duties.
          -------------------

          3.1. Services with the Company.  During the term of this Agreement,
               -------------------------
Executive agrees to perform such duties and exercise such powers related thereto as may from time to time be assigned to him by the Company's Board of Directors (the "Board"). Executive shall duly and diligently perform all duties assigned to him while in the employ of the Company. He shall be bound by and faithfully observe and abide by all rules and regulations of the Company which are

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brought to his notice or of which he should be reasonably aware.

          3.2. No Conflicting Duties.  Executive shall devote sufficient
               ---------------------
productive time, ability, and attention to the business of the Company during the term of this Agreement in a manner that will serve the best interests of the Company. During the term hereof, Executive shall not serve as an officer, director, employee, consultant or advisor to any other business without the prior written consent of the Company's Board, which shall not be unreasonably withheld. Executive hereby confirms he is under no contractual commitments inconsistent with his obligations set forth in this Agreement. This Agreement shall not be interpreted to prohibit Executive from making passive personal investments or conduct private business affairs if those activities do not materially interfere with the services required under this Agreement.

          3.3. Uniqueness of Executive's Services.  Executive hereby represents
               ----------------------------------
and agrees that the services to be performed under the terms of this Agreement are of a special, unique, unusual, extraordinary, and intellectual character that gives them a unique value. Executive recognizes the uniqueness of the services he provides to the Company and realizes the Company may elect to purchase a life insurance policy to protect against Executive's death for the benefit of the Company. In such event, Executive shall reasonably cooperate and take all steps necessary to assist Company in acquiring such policy or policies.

     4.   Compensation.
          ------------

          4.1. Base Salary.  As compensation for all services to be rendered
               -----------
by Executive under this Agreement, the Company shall pay to Executive a base annual salary of One Hundred Fifty Thousand Dollars ($150,000.00) (the "Base Salary") effective as of August 1, 1999. Executive's base salary shall be paid on a regular basis in accordance with the Company's normal payroll procedures and policies. Upon execution of this Agreement, Company shall pay Executive any and all accrued salary.

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          4.2  Options.  Company and Executive have entered into an Option
               -------
Agreement which is incorporated herein by reference.

          4.3. Extension of Time to Exercise Presently Held Options.  Executive
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presently possesses certain options to purchase stock in the Company, as provided in the "Non-Qualified Stock Option Agreement" ("Internet Gaming Agreement") which is attached hereto as Exhibit "A" and incorporated by reference. The Company shall extend by five years all periods set forth in the Non-Qualified Stock Option Agreement during which Executive may exercise the options referred to in the Non-Qualified Stock Option Agreement. Provided however, that in lieu of extending said options, the Company may at its sole and absolute discretion, deliver to Executive four hundred and eighty thousand (480,000) shares of the Company no later than December 15, 1999.

          4.4. Public Offering Bonus.  Company represents that it intends to
               ---------------------
pursue a public offering of its stock, and that it intends to exercise its best efforts to engage an Investment Banking firm to underwrite its public offering. Upon the execution of a Letter of Intent between the Company and an Investment Banking firm relating to a public offering, Executive shall be paid fifty-thousand ($50,000). Further, upon execution of an Investment Banking Agreement to raise capital ("Investment Banking Agreement"), Executive shall be paid an additional fifty-thousand dollars ($50,000).

          In the event the Company does not sign a Letter of Intent prior to entering into an Investment Banking Agreement, the Company shall pay Executive One-Hundred Thousand ($100,000) dollars upon the Company's execution of an Investment Banking Agreement. In the event the Company conducts a public offering without the engaging an Investment Banking firm and/or signing an Investment Banking Agreement, the Company shall pay Executive One-Hundred Thousand ($100,000) dollars upon the filing with the Securities and Exchange Commission of any Registration Statement for the sale of Company stock.

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          4.5. Stock and Option Registration Rights.  In the event the Company
               ------------------------------------
with the assistance of an Investment Banking firm, conducts a public offering of the Company's shares, the Company shall provide Executive with registration rights to all shares warrants and options which Executive then holds or otherwise directly or constructively owns.

          4.6  Payment Upon Sale or Merger of Company.   In the event the
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Company shall merge, sell a controlling interest, or sell a majority of its assets, the Company shall pay Executive two-hundred and fifty thousand ($250,000) dollars. Further, as to any vested but unexercised options to purchases shares in the Company which are held by Executive at the earlier of
(1) the Company's execution of a Letter of Intent to (a) merge, (b) sell a controlling interest, or (c) sell a majority of its assets, or (2) the date of any such merger or sale is consummated, the Company shall pay Executive cash in the amount equal to the number of vested options which Executive holds multiplied by the difference between the consideration paid to the Company upon a sale or merger of the Company on a per share basis less the exercise price of the option.

          4.7. Cash Incentive Bonus.   The Company shall pay Executive an annual
               --------------------
cash bonus ("Cash Bonus"). Said Cash Bonus shall equal two percent (2%) of the Company's annual gross revenues in excess of one-million dollars, calculated using Generally Accepted Accounting Principles. Said Cash Bonus shall be payable annually no later than the fifteenth day of the third month following the end of the Company's fiscal year.

          4.8. Stock Bonus.  The Company shall grant Executive options to
               -----------
purchase up to Two hundred thousand (200,000) shares of the Company's stock on August 1st of each year of this Agreement at the stock's then fair market value. Ownership of said options shall vest with Executive on the same date. Fair market value is defined as the closing price of those shares as they are then being traded on any stock exchange (including any "over the counter" trades). The options shall be exercisable for a period of ten (10) years commencing on the date of their grant.

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          Executive may exercise the options, at his sole and absolute discretion, by providing the Company with written notice accompanied by cash or a cashier's check an amount equal to the product of the option exercise price and the number of shares Executive desires to purchase pursuant to this provision. Further, in electing to exercise the options, Executive shall not be bound to exercise any particular or minimum number of options. Rather, Executive may elect to exercise all or a portion of the Options on such dates as Executive may choose.

          4.9  Incentive Stock Options.  The Company shall issue incentive stock
               -----------------------
options to Executive pursuant to the Company's qualified Incentive Stock Option Plan. Upon the execution of this Agreement Executive will receive incentive stock options equal to $100,000 at the date of grant which shall vest immediately and shall terminate ten years from the date of grant. Executive may exercise the incentive stock options, at his sole and absolute discretion, by providing the Company with written notice accompanied by cash or a cashier's check an amount equal to the product of the incentive stock option exercise price and the number of shares Executive desires to purchase pursuant to this provision. Further, in electing to exercise the incentive stock options, Executive shall not be bound to exercise any particular or minimum number of options. Rather, Executive may elect to exercise all or a portion of the incentive stock options on such dates as Executive may choose.

          4.10 Expenses.  The Company shall reimburse Executive for all
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reasonable business or travel expenses and office related expenses incurred by
Executive in the performance of his duties; including but not limited to: airfare, motor vehicle rental, lodging, meals, telephone, copy costs, and supplies.

          4.11 Housing Allowance.  The Company shall pay Executive a housing
               -----------------
allowance of $1,500 per month. Said amount shall be payable to Executive no later than the tenth day of each month. Beginning on the first anniversary of the Agreement's commencement, said housing

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allowance shall be adjusted for annual changes in the Consumer Price Index
("CPI"). Said adjustment shall occur on each subsequent anniversary of the Agreement's commencement based on the prior year's CPI rate change. Further, adjustments shall be cumulative.

          4.12 Automobile Allowance.  The Company shall pay Executive an
               --------------------
automobile allowance of $500 per month. Said amount shall be payable to Executive no later than the tenth day of each month.

          4.13 Mobile Telephone.  The Company will provide Executive with the
               ----------------
exclusive use of a mobile (cellular and/or digital) telephone. Such use shall be reasonable in nature and will be predominately for business purposes.

          4.14 Business Travel.  The Company and Executive recognize that it may
               ---------------
periodically be necessary for Executive to travel on behalf of the Company. The Company agrees that whenever Executive is required to travel a distance in excess of that which may be reached within three hours or more by regularly scheduled commercial air carriers, the Company will pay for Executive to travel in business class or better. Further, regardless of whether the destination may be reached in three hours or more, the Company shall pay for Executive to travel business class or better if he would otherwise be required to take connecting, stopover, or layover flights which would cumulatively result in a total travel time of more than five hours.

     5.   Vacation, Sick Leave and Insurance

          5.1  Annual Vacation.  Executive shall be entitled to fifteen (15)
               ---------------
days vacation time each year without loss of compensation. In the event that Executive is unable for any reason to take the total amount of vacation time authorized herein during any year, any unused vacation time shall carry over from year to year. Vacation days will accrue at the rate of 1.25 days per each month of service rendered. Any earned but unused vacation time will be paid to Executive based upon his annual rate of all compensation paid in the previous twelve months upon termination or expiration

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of this Agreement.

          5.2. Sick Leave.    Executive shall be entitled to twelve (12) days
               ----------
sick leave each year without loss of compensation. In the event that Executive is unable for any reason to take the total amount of vacation time authorized herein during any year, any unused vacation time shall carry over from year to year. Sick leave days will accrue at the rate of 1 day per each month of service rendered. Any earned but unused sick leave will be paid to Executive based upon his annual rate of all compensation paid in the previous twelve months upon termination or expiration of this Agreement.

          5.3. Health Insurance.  The Company shall provide Executive and his
               ----------------
immediate family members with comprehensive PPO or POS health insurance which shall cover, medical, dental and vision.

          5.4  Long Term Disability Insurance.  The Company shall provide
               ------------------------------
Executive with "long term disability" insurance coverage. Coverage shall be for the maximum amount for which Executive is eligible under the insurance guidelines; however, coverage will never be below an amount equal to sixty percent (60%) of Executive's monthly base salary. Executives' Base Salary as set forth in section 4.1 will be increased by an amount equal to the premium for the long term disability insurance, but the premium will be paid by Executive to the issuer of the policy or their agent.

          5.4  Life Insurance.  The Company shall provide Executive a "whole
               --------------
life" Life Insurance policy in the amount of $500,000, naming such beneficiary or beneficiaries as Executive may designate.

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     6.   Compensation Upon the Termination of Executive's Employment.
          -----------------------------------------------------------

          6.1 In the event this Agreement is terminated prior to its expiration for any reason except for Cause, as defined below, Executive shall be entitled to receive Executive's then current Base Salary, Housing and Automobile allowance through the date he is terminated. Further, Executive shall retain all rights to vested shares and stock options, and all other rights under sections 4.2, 4.3, 4.5, 4.6, 4.7, 4.8, and 4.9 of this Agreement.

          The benefits provided for in this provision are exclusive of any other rights or remedies which Executive would possess in the event the Company terminates the Agreement without cause. The Company agrees that in the event it terminates Executive's employment without cause, Executive retains all rights and remedies available under the law, and the Company will not urge or otherwise argue or assert in any legal, including judicial or arbitration, proceeding that any provision of this Agreement as constitutes a waiver of rights by Executive.

          6.2 In the event that Executive's employment is terminated pursuant to section 10.2, Executive's beneficiary or beneficiary designated by Executive in writing to the Company, or in the absence of such beneficiary, Executive's estate, shall be entitled to receive Executive's then current Base Salary through sixty (60) days after the date of his death.

     7.   Proprietary Matter.  Except as permitted or directed by the Company,
          ------------------
Executive shall not during the term of his employment or at any time thereafter divulge, furnish, disclose, or make accessible (other than in the ordinary course of the business of the Company) to anyone for use in any way any confidential, secret, or proprietary knowledge or information of the Company ("Proprietary Matter") which Executive has acquired or become acquainted with or will acquire or become acquainted with, whether developed by himself or by others, including, but not limited to, any trade secrets, confidential or secret designs, processes, formulae, software or computer programs, plans, devices or material (whether or not patented or patentable, copyrighted or

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copyrightable) directly or indirectly useful in any aspect of the business of the Company, any confidential customer, distributor or supplier lists of the Company, any confidential or secret development or research work of the Company, or any other confidential, secret or non-public aspects of the business of the Company. Executive acknowledges that the Proprietary Matter constitutes a unique and valuable asset of the Company acquired at great time and expense by the Company, and that any disclosure or other use of the Proprietary Matter other than for the sole benefit of the Company would be wrongful and would cause irreparable harm to the Company. Both during and after the term of this Agreement, Executive will refrain from any acts or omissions that would reduce the value of Proprietary Matter to the Company. The foregoing obligations of confidentiality, however, shall not apply to any knowledge or information which is now published or which subsequently becomes generally publicly known, other than as a direct or indirect result of the breach of this Agreement by Executive.

     8.   Ventures.  If, during the term of this Agreement, Executive is engaged
          --------
in or associated with the planning or implementing of any project, program, or venture involving the Company and a third party or parties, all rights in the project, program, or venture shall belong to the Company and shall constitute a corporate opportunity belonging exclusively to the Company. Except as expressly approved in writing by the Company, Executive shall not be entitled to any interest in such project, program, or venture or to any commission, finder's fee or other compensation in connection therewith, other than the compensation to be paid to Executive as provided in this Agreement.

     9.   Solicitation of  Employees.
          --------------------------

          9.1. Agreement Not to Solicit Employees.  During his employment by the
               ----------------------------------
Company hereunder and for the one (1) year period following the termination of such employment for any reason, Executive shall not, either directly or indirectly, on his own behalf or in the service or on

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behalf of others solicit, divert or hire away, or attempt to solicit, divert or hire away any person then employed full time by the Company.

     10.  Termination Prior to Expiration of the Term.
          -------------------------------------------

          10.1 Disability.  Executive's employment shall terminate upon
               ----------
Executive becoming totally or permanently disabled for a period of six (6) months or more. For purposes of this Agreement, the term "totally or permanently disabled" or "total or permanent disability" means Executive's inability on account of sickness or accident, whether or not job related, to engage in regularly or to perform adequately his assigned duties under this Agreement. Prior to terminating the Agreement pursuant to this provision, the Company shall engage and consult one or more physicians as may be reasonable.

          10.2 Death of Executive.  Executive's employment shall terminate
               -----------------------
immediately upon the death of Executive.

          10.3 Termination for Cause.  The Company may only terminate
               ---------------------
Executive's employment for "Cause" (as hereinafter defined). Further, no termination for "Cause" may be invoked by Company without first providing Executive with at least thirty (30) days written notice to correct any breach, default or causation. Such written notice shall set forth with reasonable specificity the Company's basis for such notice of termination and Executive shall have thirty (30) days to correct the condition set forth in the notice.

               10.3.1.   Cause Defined.  For the purpose of this section, the
                         -------------
termination of this Agreement by Company for any of the following reasons shall be considered termination for Cause:

               (i) Commission of a criminal act involving fraud, embezzlement or breach of trust or other act which would prohibit Executive from holding his position under the rules of the Securities and Exchange Commission.

               (ii) Willful, knowing and malicious violation of written
                    corporate policy or rules of the Company.

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               (iii)  Willful, knowing and malicious misuse, misappropriation, or disclosure of any of the Proprietary Matters..

               (iv) Misappropriation, concealment, or conversion of any money or property of the Company.

               (v) Being under the habitual influence of intoxicating liquors or controlled substances while in the course of employment.

               (vi) Intentional and non-trivial damage or destruction of property of the Company. For purposes of this provision non-trivial is defined to mean damage occurring in the course of a single act or occurrence in an amount exceeding four hundred dollars.

               (vii) Reckless and wanton conduct which endangers the safety of other persons or property during the course of employment or while on premises leased or owned by the Company.

               (viii) The performance of duties in a habitually unsatisfactory manner after being repeatedly advised in writing by the Company of such unsatisfactory performance.

               (ix) Continued incapacity on the part of Executive to perform his duties, unless waived by the Company.

         10.5. Surrender of Records and Property.  Upon termination of his
               ---------------------------------
employment with the Company, Executive shall deliver promptly to the Company all records, electronic media, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, and calculations or copies thereof, which are the property of the Company and which relate in any way to the business, products, practices or techniques of the Company, and all other property (keys, office equipment, computers, mobile phones, credit cards, etc.) of the Company and Proprietary Matter, including but not limited to, all documents which in whole or in part contain any trade secrets or confidential information of the Company, which in any of these cases are in his possession or under his control.

     11. Assignment.  This Agreement shall not be assignable, in whole or in
         ----------
part, by either party without the written consent of the other party, except that the Company may, without the

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consent of Executive, assign its rights and obligations under this Agreement to any corporation, firm or other business entity (i) with or into which the Company may merge or consolidate, or (ii) to which the Company may sell or transfer all or substantially all of its assets or of which fifty percent (50%) or more of the equity investment and of the voting control is owned, directly or indirectly, by, or is under common ownership with, the Company. Upon such assignment by the Company, the Company shall obtain the assignees' written agreement enforceable by Executive to assume and perform, and after the date of such assignment, the terms, conditions, and provisions imposed by this Agreement upon the Company. After any such assignment by the Company and such written agreement by the assignee, the Company shall be discharged from all further liability hereunder and such assignee shall thereafter be deemed to be the Company for the purposes of all provisions of this Agreement including this section.

     12.  Indemnification.  The company shall indemnify Executive as provided in
          ---------------
the California Corporations Code, Company Articles or Company's Bylaws in effect at the commencement of this Agreement. The scope of indemnification to which Executive is entitled shall not be diminished, but may be expanded by the Company, by amendment of the Company's Bylaws, Articles of Incorporation or otherwise. Executive shall indemnify and hold the Company harmless from all liability for loss, damages or injury resulting from the negligence or misconduct of Executive.

     13.  Miscellaneous.
          -------------

          13.1 Governing Law.  This Agreement is made under and shall be
               -------------
government by and construed in accordance with the laws of the State of California.

          13.2 Entire Agreement. This Agreement contains the entire agreement
               ----------------
of the parties relating to the subject matter hereof and supersedes all prior agreements and understandings with respect to such subject matter, and the parties hereto have made no agreements, representations or

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warranties relating to the subject matter of this Agreement which are not set forth herein. Any dispute(s) or differences(s) which arise during the course of this Agreement and which either involve its interpretation or meaning, or relate to performance required hereunder shall be submitted to and resolved by binding arbitration; provided, however, that the parties are not waiving and are expressly reserving their right to seek injunctive relief by judicial process. Nevertheless, the parties may, by subsequent consent, agree to submit requests for injunctive relief to an arbitrator or arbitration panel. If either party shall, in the opinion of the other party, be in breach of or default in the performance or observance of any term or condition of this Agreement, the non-defaulting party shall notify the defaulting party in writing of such fact, and the defaulting party shall have ten (10) days from the receipt of such notice to remedy or correct such breach or default. If the non-defaulting party asserts that the breach or default has not been timely and properly cured, it may commence arbitration as described herein and ask the arbitrator to deem this Agreement terminated and/or grant such relief as is shown appropriate. In the event the parties are unable to agree upon an arbitrator to hear and resolve their differences (hereinafter the "Dispute"), each party shall designate one person licensed as an attorney in California. Said two attorneys shall select the neutral arbitrator. Unless agreed upon by the parties to the contrary, arbitration shall be by a single, neutral arbitrator (hereinafter, the "Arbitrator"). If the two designated attorneys cannot agree on the selection of the Arbitrator, the attorneys shall each select one arbitrator. The two arbitrators so selected shall then confer and jointly select a third arbitrator who shall preside over the parties' dispute as Arbitrator. The Arbitrator shall have the full and absolute authority to interpret this Agreement, to deem conduct by the parties as either in compliance with or in breach of this Agreement, to terminate this Agreement, and (if a breach is found) to award appropriate damages or relief. The Dispute shall be settled in accordance with then existing substantive law and, to the fullest extent possible, with California substantive law. While evidence may be

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accepted, omitted, considered or excluded in the discretion of the Arbitrator, the Arbitrator shall be bound by the California rules of evidence and by the California Arbitration Act (CCP 1280 et seq.). The final decision of the Arbitrator shall be served on the parties, in writing, within twenty (20) days after conclusion of the arbitration hearing. The Arbitrator's decision shall be binding and conclusive. Neither party shall pursue, prosecute or otherwise file any legal action or proceeding (other than to seek injunctive relief as described above). Except as provided in CCP 1286.2, no appeal shall be taken from the Arbitrator's decision or from any subsequent court order confirming said decision. The parties shall equally advance the costs incurred by arbitration. The Arbitrator, however, shall have the discretion to award such costs as well as attorneys' fees to the party prevailing in the arbitration proceedings.

          13.3 Withholding Taxes.  The Company may withhold from any benefits
               -----------------
payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

          13.4 Amendments.  No amendment or modification of this Agreement
               ----------
shall be deemed effective unless made in writing signed by the parties hereto.

          13.5 No Wavier.  No term or condition of this Agreement shall be
               ---------
deemed to have been waived nor shall there be any estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

          13.6 Severability.  To the extent any provision of this Agreement
               ------------
shall be invalid or unenforceable, it shall be considered deleted here from and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

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          13.7 Survival.  Sections 4.2, 4.3, 4.4, 4.5, 4.6, 6, 7, 8, and 9
               --------
shall survive termination of this Agreement.

          13.8 Notices.  Any and all notices, requests or other communications
               -------
required or permitted in or by any provision of this Agreement shall be in writing and may be delivered personally or by certified mail directed to the addressee at such person's or entity's last known post office address, and if given by certified mail, shall be deemed to have been delivered when deposited in such, mail postage prepaid.

          13.9 Legal Proceedings.  In the event of legal proceedings, including
               ------------------
arbitration as set forth in Section 14.2 above, the prevailing party shall be entitled, in addition to such relief as is deemed to be appropriate, to recover such costs and reasonable attorneys' fees as are incurred therein.

This Agreement is executed on ________________, 1999 at ________________,
California.

Company:                                        Executive:
Virtgame.com Corp.                              Joseph R. Paravia

By: __________________________                  ___________________________
Title:________________________                  Joseph R. Paravia

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